1 October, 2000

Attention:     Mr. Greg Millbank

RE: forestindustry.com, Inc. (the "Company") & Greg Millbank Contract

Dear Mr. Millbank:

This document is to outline the terms of the consulting contract that Greg Millbank ("Mr. Millbank") will undertake on behalf of forestindustry.com, Inc. Mr. Millbank is a management consultant specializing in computer technologies.

Mr. Millbank will act as the Chief Operating Officer effective October 1, 2000. This contract will be in place for one year. Either party shall be entitled to terminate this consulting agreement by providing the other party with two calendar weeks written notice.

For his duties, Mr. Millbank will be renumerated a sum of $6,000 CDN per month, with a management review on a semi-annual basis. Mr. Millbank will be expected to devote 75% of his time to the duties detailed herein.

Mr. Millbank will be expected to provide:

1. assistance with effecting a strategic plan on terms acceptable to the Company; 2. assistance with drafting the business plan; 3. review prospects of alliance partners including representing the Company in its negotiations of contracts with alliance partners; 4. assistance in the development of a marketing plan; 5. management expertise in the integration and technical development of the Company's operations; 6. assistance in the selection of additional directors, officers and management; 7. management expertise in the negotiation and raising of sufficient capital to fund future operations, on a best efforts basis; and, 8. general e-business consultation throughout the term of this agreement.

Mr. Millbank is declaring that he also holds various officer and director positions with other companies and as well owns majority interest in Praxis Technical Group Inc., a company which is working with The Forest Industry Online Inc., a subsidiary of forestindustry.com, Inc.

A signed copy of this document signifies acceptance of these terms.



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Joe Perraton                                      Greg Millbank
President